                                                                   EXHIBIT 10.42



                        CANCO ASSET PURCHASE AGREEMENT

     This CANCO ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 6th day of September, 1996, between ICON of Canada Inc., a Quebec corporation wholly owned by ICON ("ICON Canada"), ICON Health & Fitness, Inc., a Delaware corporation ("ICON"; each of ICON Canada and ICON being sometimes referred to herein individually as a "Buyer" and collectively as the "Buyers"), ALLFITNESS INC., a Canadian corporation ("CANCO" or "Seller"), formerly known as 3002993 Canada, Inc. ("3002993"), incorporated by Articles of Amalgamation dated December 1, 1994 and the sole legal successor to each of Les Industries Rickbend Inc., a Canadian corporation ("Rickbend"), Athletimonde Inc., a Canadian corporation ("Athletimonde"), and Fitquip International Inc., a Canadian corporation ("Fitquip"), (Rickbend, Athletimonde and Fitquip are sometimes referred to herein collectively as "OLDCO"), and, solely with respect to Sections 2 and 9 hereof, each of Scott R. Watterson and Gary E. Stevenson

                                   Recitals

     ICON and OLDCO entered into an Asset Option Agreement dated as of November 14, 1994 (as in effect prior to the date hereof, the "Asset Option Agreement") pursuant to which ICON was granted an option to acquire certain assets of OLDCO, and ICON, OLDCO, Scott R. Watterson and Gary E. Stevenson entered into the Canco Management and Advisory Agreement dated as of November 14, 1994 (as in effect prior to the date hereof, the "Canco Management and Advisory Agreement").

     ICON assigned certain of its rights and obligations under the Asset Option Agreement to ICON Canada in accordance with the terms and provisions of the Asset Option Agreement.

     CANCO has succeeded to all of the assets and business of OLDCO as of December 1, 1994.

     As part of a global settlement of certain disputes among the parties hereto and their respective affiliates, ICON, ICON Canada and the Seller have agreed, among other things, to amend and terminate the Asset Option Agreement and the Canco Management and Advisory Agreement, and the Buyers have agreed to purchase and the Seller has agreed to sell certain assets and ICON has agreed to assume certain related liabilities.

                                   Agreement

          Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.        DEFINITIONS.

          1.1. Definitions. Certain terms are used in this Agreement as specifically defined herein. Certain definitions are set forth in Section 7 hereof.

          1.2. Master Transaction Agreement. Reference is hereby made to the First Amended and Restated Master Transaction Agreement dated as of October 12, 1994 (as from time to time in effect, the "Master Transaction Agreement") among ICON, Weider Health and Fitness, a Nevada corporation ("WHF"), Weider Sporting Goods, Inc., a California corporation, and the other sellers named therein. Terms defined in the Master Transaction Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. AMENDMENT AND TERMINATION OF ASSET OPTION AGREEMENT AND CANCO MANAGEMENT AND ADVISORY AGREEMENT.

          2.1. Amendment and Termination. This Agreement shall be deemed an amendment of the Asset Option Agreement and Canco Management and Advisory Agreement for all purposes. Except for the provisions of this Agreement as and to the extent applicable to the respective parties hereto, which provisions shall survive the execution and delivery hereof, the provisions of the Asset Option Agreement and the Canco Management and Advisory Agreement are hereby terminated and of no further force or effect simultaneously with the execution and delivery hereof, and neither ICON nor the Seller or any other Person shall have any further rights or obligations thereunder. Any and all Section 2 Claims (as defined in Section 2.3) any Person may now have or may previously have had based in whole or in part on facts that occurred prior to the date hereof (i) pertaining to, by reason of, or arising under, the Asset Option Agreement or the Canco Management and Advisory Agreement or (ii) pertaining to, by reason of, or arising under, any other Person's obligations under the Asset Option Agreement or the Canco Management and Advisory Agreement, or (iii) pertaining to, by reason of, or arising under, any other Person's failure to comply with or to perform its obligations thereunder, are hereby released and extinguished.

          2.2.  Management Fees, etc.  Simultaneously with the Closing under
Section 3.1, (i) Canco will pay $654,763.40 (Canadian) to ICON, $458,334.30 (Canadian) to Scott R. Watterson and $458,334.30 (Canadian) to Gary E. Stevenson in full payment, satisfaction and settlement of any and all accrued and unpaid and future management fee obligations of Seller under the Canco Management and Advisory Agreement and (ii) each of Messrs. Watterson and Stevenson will deliver the ICON Release dated of even date hereof made by the ICON Releasors (as defined therein) to the Released Weider Parties (as defined therein) to Seller, its directors, officers and affiliates. Messrs. Watterson and Stevenson and ICON hereby expressly acknowledge that upon receipt of payment as set forth in clause
(i) of the preceding sentence, neither Mr. Watterson nor Mr. Stevenson nor ICON nor any other Person will have any further Section 2 Claim of any kind whatsoever, including rights to any payment or other compensation or consideration of any sort, under the Asset Option Agreement or the Canco Management and Advisory Agreement.

          2.3. "Section 2 Claims" shall mean all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, torts, damages, and any and all claims, demands, rights, and liabilities whatsoever, of every name and nature, both at law and in equity, whether direct or derivative, whether liquidated or unliquidated, whether known or unknown, and including but not limited to any and all "claims" as that term is defined in 11 U.S.C. (S) 101.

3.        PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; AND MANNER OF
          PAYMENT.

          3.1.  Purchase and Sale of Assets.

                3.1.1. Sale of Assets. CANCO hereby agrees to sell, assign and transfer to Buyers simultaneously with the execution and delivery hereof, and Buyers hereby agree to purchase from CANCO simultaneously with the execution and delivery hereof, the Option Assets. All of the Option Assets shall be allocated to ICON Canada. For the avoidance of doubt, the parties agree that all accounts receivable of Seller in respect of sales occurring after the Assumed Closing Date are being transferred to ICON Canada.

               3.1.2. Purchase Price. In addition to the assumption of the Assumed Liabilities, the cash purchase price to be paid by Buyers to the Seller for the Option Assets (the "Cash Purchase Price") shall be Canadian $2,209,222 and shall be paid simultaneously with the execution and delivery hereof.

               3.1.3. Payment of Purchase Price. The Cash Purchase Price will be paid by wire transfer of immediately available funds in Canadian dollars to such accounts as the Seller shall specify.

               3.1.4. Reimbursement of Payroll. The Buyers will pay to Seller Canadian $197,960 as reimbursement for payroll expense accrued after the Assumed Closing Date for the week ending August 30, 1996 and paid by Seller on September 4, 1996.

               3.1.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Option Assets in the manner set forth in
          Schedule 3.1.1 hereto. Each Buyer and the Seller hereby agree to
          --------------
          reflect the allocation of the Purchase Price provided for herein in their respective financial statements and Tax Returns.

               3.1.6. Elections. ICON Canada and Seller shall, at the Closing, jointly execute an election under section 167 of the Excise Tax Act (Canada) and Section 75 of the Quebec Sales Tax Act in the form prescribed for such purpose in order that the sale of the Option Assets will occur without any Goods and Services Tax ("GST") or Quebec Provincial Sales Tax ("PST") being payable in connection therewith. ICON Canada shall file the election form executed by it with Revenue Canada and the Minister of Revenue of Quebec with its GST and PST return, respectively, for its GST and PST reporting period encompassing the date of Closing and ICON Canada shall concurrently therewith confirm to the Seller in writing that said election has been duly filed. ICON Canada and the Seller agree to file a joint election in accordance with Subsection 22(1) of the Income Tax Act (Canada) and
          s.184 of the Quebec Taxation Act in prescribed form and within the prescribed time limits.

          3.2. Assumption of Liabilities. Buyers hereby agree, jointly and severally, effective upon the Assumed Closing Date, to assume and pay, discharge, perform or otherwise satisfy in accordance with their respective terms and be responsible for all liabilities and obligations of the Seller which relate to the business conducted with the Option Assets, past, present and future, actual or contingent, other than the Excluded Liabilities and the Seller Retained Unknown Liabilities (collectively the "Assumed Liabilities"). The Assumed Liabilities include only (i) the Specifically Assumed Liabilities and
(ii) the Buyer Assumed Unknown Liabilities. The Buyers shall be responsible for, and shall pay, all Unknown Liabilities up to a maximum amount equal in the aggregate to the Deductible Amount (such portion of such liabilities being referred to herein as the "Buyer Assumed Unknown Liabilities"). The Seller shall be responsible for, and shall pay, all Unknown Liabilities which remain outstanding after the Deductible Amount is equal to zero dollars (such portion of such liabilities being referred to herein as the "Seller Retained Unknown Liabilities"), but the Seller shall have no obligation to pay any Unknown Liabilities unless and until the Deductible Amount shall be equal to zero dollars. As used herein, the term "Unknown Liabilities" means all liabilities and obligations of the Seller which relate to the business conducted with the Option Assets which (i) were incurred, or, subject to the provisions of the next sentence, arose or arise from acts or omissions of the Seller during the period ending upon the Assumed Closing Date, and (ii) do not constitute either Specifically Assumed Liabilities or (except to the extent specifically provided in Section 3.3(f)) Excluded Liabilities. In the case of liabilities arising from conduct by the Seller prior to and continued by the Buyers after the Assumed Closing Date, such liabilities shall be deemed to be Unknown Liabilities solely to the extent attributable to conduct by the Sellers prior to the Assumed Closing Date, and, to the extent attributable to conduct of the Buyers and periods after the Assumed Closing Date, the Buyers, jointly and severally, shall be responsible therefor and discharge the same. As used herein, the term "Specifically Assumed Liabilities" means all liabilities and obligations specifically assumed by the Buyers pursuant to the provisions of Section 3.1.1 through 3.2.4 below:

          3.2.1. Transferred Contracts. Seller hereby assigns to the Buyers, effective upon the Assumed Closing Date, and the Buyers hereby assume, effective upon the Assumed Closing Date, the Transferred Contracts (as defined below) (provided that the Seller shall remain liable for the Excluded Liabilities referred to in Section 3.3(f)). Buyers hereby agree, jointly and severally, effective upon the execution and delivery hereof, to assume and pay, discharge, perform or otherwise satisfy in accordance with their respective terms and be responsible for all liabilities and obligations of the Seller for periods on and after the Assumed Closing Date with respect to the contracts and leases (the "Transferred Contracts") listed on Schedule 3.2.1, (provided that the Seller
                                   --------------
shall remain liable for the Excluded Liabilities referred to in Section 3.3(f)) and the payment of the payables of Seller in respect of inventory of the Seller received on or after the Assumed Closing Date or accrued after the Assumed Closing Date.

          3.2.2.  Filling Pre-Closing Orders; Warranties.

                  (a) The Buyers agree, jointly and severally, effective upon the Assumed Closing Date, to assume the obligation to execute each order listed on Schedule 3.2.2 and each other order, if any, not listed on Schedule 3.2.2 which is a bona fide arms length order for home fitness equipment which was placed with Seller by unaffiliated third parties or Weider Sports Equipment Co. Ltd. prior to the date hereof but which has not been filled at the date hereof, in each case on the Seller's terms applicable to such order.

                  (b) The Buyers agree, jointly and severally, effective upon the Assumed Closing Date, that if any home fitness equipment sold by Seller prior to the Assumed Closing Date is entitled to warranty service after the Assumed Closing Date under the ordinary course warranties provided by the Seller in connection with sales of home fitness equipment, Buyers shall, at Buyers' own expense, promptly repair or replace such product upon the applicable distributor's or customer's request if made within the applicable warranty period of the Seller.

          3.2.3. Products Liability. Buyers hereby agree, jointly and severally, effective upon the execution and delivery hereof, to assume and pay, discharge or otherwise be responsible for all product liability claims that were not asserted in a writing actually received by the Seller prior to the Assumed Closing Date in respect of (i) home fitness equipment sold by Seller prior to the Assumed Closing Date, and (ii) inventory sold by either Buyer after the Assumed Closing Date, other than, in the case of clause (i), product liability claims which constitute Excluded Liabilities.

          3.2.4. Allocations. Assumed Liabilities as between the Buyers are allocated to ICON Canada, provided that ICON hereby agrees to pay when due any Assumed Liability assumed by ICON Canada which ICON Canada fails to pay when due. This guarantee by ICON is a guarantee of payment and not of collection, and shall remain in effect notwithstanding that ICON Canada's payment obligations may be stayed or enjoined under bankruptcy or other applicable laws; and this guarantee shall be reinstated in the event a payment previously made by ICON Canada is returned under laws relating to bankruptcy preferences or other applicable law. ICON waives presentment, protest, notice of dishonor and similar demands and notices, and confirms that this guarantee shall remain in effect notwithstanding the failure by the Seller to exhaust its rights and remedies against ICON Canada or to proceed with promptness and diligence in enforcing its rights under this Agreement or otherwise.

         3.2.5. Dollars. All references to $ or Dollars in this Agreement are to U.S. dollars, unless otherwise specified.

     3.3. Excluded Liabilities. Buyers shall not assume, and the Seller shall remain liable for and shall pay and discharge, (a) all payables of the Seller in respect of inventory of the Seller received prior to the Assumed Closing Date or with respect to other payables accrued to the Assumed Closing Date, (b) all liabilities and obligations of the Seller in respect of Taxes, (c) all liabilities and obligations of the Seller in respect of any pending litigation or any litigation threatened in a writing that is actually received by the Seller or any of its Affiliates prior to the Assumed Closing Date, (d) all liabilities and obligations in respect of products liability claims relating to products sold by the Seller prior to the Assumed Closing Date, if, but only if, such claim was asserted in a writing actually received by the Seller on or prior to the Assumed Closing Date; (e) all liabilities and obligations of the Seller arising under any Legal Requirement relating to the employment of employees of the Seller prior to the Assumed Closing Date, it being understood that if the Buyers fail to comply with their obligations under Section 8.1 with respect to any such employee, the Buyers shall be liable for any severance payment or other compensation required to be paid by the Seller to such employee resulting from such breach of Section 8.1 and for any other damages suffered by the Seller resulting from such breach; and (f) except to the extent constituting Buyer Assumed Unknown Liabilities, all liabilities and obligations of the Seller under the Transferred Contracts arising as a result of any breach prior to the Assumed Closing Date of any Transferred Contracts by the Seller or any failure by the Seller to perform any obligations to be performed by it thereunder prior to the Assumed Closing Date, provided that the purported assignment hereunder of a Transferred Contract by the Seller to the Buyers notwithstanding the non-assignability of such Transferred Contract shall not be deemed to be a breach or non-performance thereof by Seller (all liabilities and obligations to be retained by the Seller pursuant to this Section 3.3, collectively, the "Excluded Liabilities").

     3.4. Closing. The Closing under this Agreement (the "Closing") shall occur simultaneously with the execution and delivery hereof and of the certificates, consents, releases, and other documents and instruments specified on Schedule 3.4 hereto, including without limitation the deeds referred to therein to certain real estate operated by Canco and the documents and instruments to be delivered hereunder. The Closing shall be deemed for all purposes of this Agreement to have occurred as of 9:00 a.m. Eastern Standard Time on

August 26, 1996, without regard to when the Closing may actually have occurred. Such time and date are referred to herein as the "Assumed Closing Date."

     3.5. Bulk Sale. Each of the parties hereto expressly waives compliance with Article 1767 (et seq.) of the Civil Code of the Province of Quebec (the "Quebec Bulk Sales Laws").

     3.6. No Implied Warranties. Each Buyer hereby acknowledges that it has been permitted by the Seller to conduct a full and complete examination of the Option Assets and further acknowledges having been supplied with all information requested by it pertaining to the Option Assets. Each Buyer hereby declares its satisfaction with the results of the examination it has conducted in respect of the Option Assets. Each Buyer acknowledges that, it is purchasing (i) the portion of the Option Assets which consists of inventory, equipment and other physical assets "as is," "with all faults", and without any representation or warranty of any nature whatsoever, express or implied, conventional or legal, including, without limitation, warranties of merchantability or fitness for a particular purpose or use or warranties of ownership or quality set forth in the Civil Code of Quebec or the Uniform Commercial Code in force in any U.S. jurisdiction, to the extent applicable to the transactions contemplated herein (the foregoing clause (i) shall not obviate or modify the representations of Seller in Section 4, which are independent representations), and (ii) the portion of the Option Assets consisting of the Transferred Contracts without any representation or warranty regarding the assignability of the same. The Seller shall not be liable to the Buyers for any liability, loss or damage incurred or suffered as a result of the non-assignability of any such Transferred Contract.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. In order to induce each Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to each Buyer as follows:

     4.1. Organization, Power and Standing. CANCO is a corporation duly organized, validly existing and in good standing under the laws of Canada. CANCO has all requisite corporate power and authority, to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.

     4.2. Authority and Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller, and is Enforceable against the Seller.

     4.3. Non-Contravention, etc. Except that no representation is made as to Quebec Bulk Sales Laws, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby constitutes, results in or gives rise to (i) a breach of or a default or violation or right or cause of action under any Charter or By-Laws provision of the Seller or any Legal Requirement applicable to the Seller or (ii) the imposition of any Lien upon or the forfeiture of any Option Assets. Except that no representation is made as to Quebec Bulk Sales Laws, and except that Seller makes no representation or warranty with respect to the assignability of any Transferred Contract, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or other Person, including without limitation any party to any Contractual Obligation of the Seller, is required to be obtained or made by or on behalf of the Seller in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by the Seller except as set forth on Schedule 4.3 hereto, all of which (except as specifically indicated in
         ------------
Schedule 4.3 hereto) have been obtained.
- ------------

     4.4.  Title to Assets.  CANCO has good and marketable title to all of the Option Assets (i) constituting inventory or (ii) listed on the Schedule hereto, in each case free and clear of any Liens, except as described in
Schedule 4.4 hereto (the "Permitted Liens"), and upon transfer of the Option
- ------------
Assets to Buyers as contemplated hereunder, Buyers shall acquire good and marketable title to all Option Assets free and clear of any Liens other than Permitted Liens (except for Permitted Lien's identified on Schedule 4.4 hereto
                                                           ------------
as not continuing after the Closing and Liens created by Buyers), it being understood that the Seller is not making any representation a warranty with respect to the assignability of any Transferred Contract. The Option Assets listed or referred to on the Schedules hereto constitute all inventory, equipment and fixed assets and contractual rights used to conduct the business of CANCO during the period from January 1, 1996 through the Assumed Closing Date other than (i) inventory sold in the ordinary course of business; (ii) insurance policies and rights to payments thereunder; (iii) other assets immaterial in value or use sold or otherwise disposed of in the ordinary course of business, and (iv) the contracts referred to in Section 10.10.

     4.5.  Litigation.  Except as set forth on Schedule 4.5 hereto, there
                                               ------------
is no litigation, at law or in equity, or any proceeding before or investigation by any foreign, federal, state or provincial court or other governmental or administrative agency or any arbitrator pending (or, to the knowledge of the Seller, threatened in a writing actually received by the Seller) against the Seller which had or could reasonably be expected to have a material adverse effect with respect on the Option Assets considered as a whole. There is no litigation at law or in equity, or any proceeding before or investigation by any foreign, federal, state, municipal or provincial court or other governmental or administrative agency or any arbitrator, pending (or, to the knowledge of the Seller, threatened in a writing actually received by the Seller) against the Seller, which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby. No judgment, decree or order of any foreign, federal, state, municipal or provincial court, or other governmental or administrative agency or any arbitrator has been issued against the Seller or any of its Affiliates which has been, or could reasonably be expected to be, material with respect to the use of the Option Assets.

     4.6. Contracts. To the best of its knowledge the Seller is not a party to any contract material to the Seller or the Option Assets other than (a) those listed on Schedule 3.2.1 hereto and (b) those referred to in the last sentence
          --------------
of Section 4.4 and Section 10.10 as not being transferred to the Buyers. True and complete copies of such contracts so listed on Schedule 3.2.1 hereto have been delivered to ICON or its counsel.

     4.7. Defaults. Except as set forth in Schedule 4.7, the Seller has not received any written notice in the last three months from any party to any of the Transferred Contracts claiming that a default, breach or violation has occurred or is in existence thereunder which either entitles such other party to terminate said contract or agreement or otherwise has a material adverse effect on the Option Assets considered as whole.

     4.8. Certain Affiliated Party Relationships. Other than the agreements involving the parties and their Affiliates entered into (i) in connection with the closing under and the transactions contemplated by the Master Transaction Agreement, and (ii) in connection with the closing under and the transactions contemplated by the Settlement Agreement, the Seller is not party to any agreement to be assumed by the Buyers hereunder with any Affiliate of the Seller pursuant to which such Affiliate provides goods or services to Seller or Seller provides goods or services to such Affiliate at prices which are materially above or below the market price thereof.

5.   REPRESENTATIONS AND WARRANTIES OF BUYERS.

     In order to induce the Seller to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Buyer, jointly and severally with the other Buyer, represents and warrants to the Seller as follows:

     5.1. Corporate Matters. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby.

     5.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by each Buyer, and is Enforceable against each Buyer.

     5.3. Non-Contravention, etc. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any Charter or By-Laws provision of either Buyer or any Legal Requirement applicable to either Buyer. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including without limitation any party to any Contractual Obligation of either Buyer, is required to be obtained or made by or on behalf of either Buyer in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by either Buyer, except as set forth on Schedule 5.3 hereto, all of which
                                               ------------
have been obtained.

     5.4. Litigation. There is no litigation at law or in equity, or any proceeding before or investigation by any foreign, federal, state or provincial court or other governmental or administrative agency or any arbitrator, pending (or, to the knowledge of either of the Buyers, threatened in writing) against either of the Buyers which seeks rescission of or seeks to enjoin the consummation of or otherwise relates to this Agreement or any of the transactions contemplated hereby.

     5.5. Tax Registration. ICON Canada has registered under the Excise Tax Act (Canada) and the Quebec Sales Tax Act.

6.   INDEMNITY.

     6.1. Indemnity. The Seller (in its capacity as indemnifying party, an "Indemnifying Party"), hereby agrees to indemnify each Buyer and its respective Affiliates (each in its capacity as indemnified party, an "Indemnitee") and hold each Buyer and such Affiliates harmless, and each Buyer (in its capacity as indemnifying party, an "Indemnifying Party"), jointly and severally with the other Buyer, hereby agrees to indemnify each Seller and its Affiliates (each in its capacity as indemnified party, an "Indemnitee") and hold each Seller and such Affiliates harmless, from, against and in respect of any and all Losses arising from or related to any of the following:

           6.1.1.  The Seller.  In the case of the Seller as Indemnifying Party,
     (i) any breach of or inaccuracy in any representation or warranty made by the Seller in this Agreement (including, without limitation, the Schedules hereto), (ii) any Excluded Liability (to the extent it does not constitute a Buyer Assumed Unknown Liability referred to in Section 3.3(f)) or Seller Retained Unknown Liabilities, (iii) any obligation of the Seller for which either Buyer is liable by operation of the provisions of the Quebec Bulk Sales Laws with respect to the transactions contemplated hereby and which obligation is asserted against any Buyer within the applicable prescription period provided for in Section 1776 of the Civil Code of Quebec applicable (after giving effect to anywritten agreement of Seller extending the following such prescription period);provided, that the maximum liability
                                         --------
     of the Seller under this clause (iii) shall not exceed the Cash Purchase Price; and provided further that the Seller shall have no indemnification
                -------- -------
     obligation under this clause (iii) with respect to claims constituting Assumed Liabilities and claims resulting from either Buyer's breach of its obligations under Section 8 or (iv) any breach or violation of any covenant or agreement made in this Agreement by the Seller to be performed after the Closing not otherwise specifically covered by any of clauses (i) through
     (iii) of this Section 6.1.1.

           6.1.2. Buyers. In the case of each Buyer as Indemnifying Party, (i) any Assumed Liability, (ii) any breach of or inaccuracy in any representation or warranty made by either Buyer in this Agreement (including, without limitation, the Schedules hereto), and (iii) any breach or violation of any covenant or agreement made by either Buyer made in this Agreement (including without limitation the covenants and agreements made by the Buyers pursuant to Section 8 hereof) to be performed by either Buyer after the Assumed Closing Date (or, in the case of covenants and agreements under Section 8, at and after the Assumed Closing Date) not otherwise specifically covered by any of clauses (i) through (ii) of this Section 6.1.2.

6.2.      Time Limitation on Indemnification.

          6.2.1. The Seller's Indemnities. Notwithstanding the foregoing, no claim may be made or suit instituted under the Indemnity (a "Claim") by either Buyer or its Affiliates after the date which is three hundred and sixty four
(364) days after the date hereof, except for (i) all Claims as to which either Buyer or its Affiliates has given the Seller reasonably specific written notice (in light of the facts then known) on or prior to such date, (ii) all Claims relating to Excluded Liabilities (to the extent not constituting Buyer Assumed Unknown Liabilities referred to in Section 3.3(f)) or Seller Retained Unknown Liabilities, (iii) all Claims with respect to any of the representations or warranties contained in Section 4.1 or 4.2 or 4.4 hereof, (iv) all Claims based on the breach of any covenant or agreement made in this Agreement to be performed by the Seller after the Closing, (v) all Claims based upon intentional fraud (and not merely gross negligence or recklessness) and (vi) all Claims under Section 6.1.1 (iii). With respect to all Claims to which reference is made in clauses (i), (ii), (iii), (iv) or (v) of the immediately preceding sentence, there shall not be any limitation as to time. As to Claims referred to in clause (vi) of the second preceding sentence, no Claim may be made after seven (7) days after the expiration of the prescription period provided for in
Section 1776 of the Civil Code of Quebec applicable to the underlying claim under the Quebec Bulk Sales Laws (in each case after giving effect to any written agreement of Seller extending or tolling such prescription period).

          6.2.2.  Buyers' Indemnities.   Notwithstanding the foregoing, no Claim
may be made by the Seller or its Affiliates after the date which is three hundred and sixty four (364) days after the date hereof except for (i) all Claims as to which the Seller has given either Buyer reasonably specific written notice (in light of the facts then known) on or prior to such date, (ii) all Claims relating to Assumed Liabilities (including Claims relating to obligations and liabilities of Buyers under Section 8), (iii) all Claims with respect to any of the representations or warranties contained in Section 5.1 or 5.2 hereof,
(iv) all Claims based on the breach of any covenant or agreement made in this Agreement to be performed by the Buyers after (or, in the case of obligations and responsibilities under Section 8, at or after the Assumed Closing Date), and (v) all Claims based upon intentional fraud (and not merely gross negligence or recklessness). With respect to Claims to which reference is made in clauses
(i), (ii), (iii), (iv) and (v) of the immediately preceding sentence, there shall not be any limitation as to time.

6.3.  Monetary Limitations on Indemnification.

      6.3.1.  The Seller.

              6.3.1.1.  Minimum.

              (a) Except as set forth in clause (b) below, the Seller as Indemnifying Party shall have no obligation under this Agreement to indemnify either Buyer or any of its Affiliates as Indemnitee in respect of any Loss suffered or incurred by either Buyer or any of its Affiliates as Indemnitee until the aggregate cumulative total, without duplication, of (x) the aggregate dollar amount of the Losses, if any, actually incurred or suffered by either Buyer or its Affiliates prior to the date of determination as to which Losses a timely Claim shall have been made under Section 6.1.2 and which Losses shall otherwise be entitled to indemnification under Section 6 hereof (determined without regard to Section 6.3.1), plus (b) the aggregate dollar amount of the Unknown Liabilities, if any, actually paid by either Buyer prior to the date of determination (subject to the last sentence of Section 6.4), exceeds U.S. $500,000, whereupon each Buyer and its Affiliates as Indemnitee (but without duplication) will be entitled to indemnification for the entire aggregate cumulative amount of such Losses to the extent that the aggregate cumulative total, without duplication, of (x) the aggregate dollar amount of the Losses, if any, actually incurred or suffered by either Buyer or its respective Affiliates prior to the date of determination as to which Losses a timely claim shall have been made pursuant to Section 6.2.1 and which Losses shall otherwise be entitled to indemnification under Section 6 hereof (determined without regard to Section 6.3.1), plus (b) the aggregate dollar amount of the Unknown Liabilities, if any, actually paid by either Buyer prior to such date of determination(subject to the last sentence of Section 6.4), exceeds U.S. $500,000. In no event shall Seller be liable for the first such U.S. $500,000.

              (b) No minimum dollar limitation shall apply to Losses (i) as to which a Claim referred to in clauses (iv) or (v) of Section 6.2.1 hereof is made or (ii) in respect of Excluded Liabilities referred to in Sections 3.3(a), (b), (c), (d) and (e).

              6.3.1.2. Maximum. Except with respect to the Claims referred to in (ii), (iii), (iv) or (v) of Section 6.2.1 hereof, the Seller as Indemnifying Party shall have no obligation to indemnify the Buyers and their Affiliates as Indemnitee in excess of an aggregate amount equal to the Cash Purchase Price.

          6.3.2.  Amount of Losses Reimbursable.

                  6.3.2.1. Taxes and Insurance. The amount of any liability for Loss as to which indemnification exists under this Agreement shall be measured taking into account (i) any income tax savings (and income tax cost attributable to the indemnity payment) actually realized (or incurred) that affect the overall economic impact of the Loss to the Indemnitee, and (ii) any insurance proceeds actually realized and adverse insurance consequences incurred (such as premium adjustments and other detriments) that affect the overall economic impact of the Loss to the Indemnitee.

                  6.3.2.2. Certain Litigation Costs. In the event of any Claim by any third party based on facts which, if true as alleged, would give rise to any liability for Loss as to which indemnification exists under this Agreement, the amount of the Loss shall be deemed to include without limitation the costs of the defense thereof, whether or not successful, subject to the rights of the Indemnifying Party to assume such defense pursuant to Section 6.4.

                  6.3.2.3. Currency. Obligations under this Section 6 shall be satisfied in U.S. dollars.

                  6.3.2.4. Treatment of Indemnity Payments. All payments under this Section 6 shall be deemed adjustments to the Purchase Price, unless a final determination with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Purchase Price for federal, provincial or municipal or state income Tax purposes.

     6.4. Third Party Claims. Promptly after the receipt by any Indemnitee of notice of the commencement of any action against such Indemnitee by a third party (a "Third Party Claim") such Indemnitee shall, if a Claim with respect thereto is or may be made against any Indemnifying Party pursuant to this
Section 6, give such Indemnifying Party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such Third Party Claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnitee, provided that the Indemnifying Party conducts the defense of such Third Party Claim actively and diligently. So long as the Indemnifying Party is conducting the defense of such Third Party Claim as provided in the previous sentence, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such Third Party Claim, and neither the Indemnifying Party nor the Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other, which consent will not be unreasonably withheld. In the event the Indemnifying Party does not or ceases to conduct the defense of such Third Party Claim as so provided, (x) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim in any manner it may reasonably deem to be appropriate, (y) the Indemnifying Party will reimburse the Indemnitee promptly and periodically for the costs of defending against such Third Party Claim, including attorneys' fees and expenses, and (z) the Indemnifying Party will remain responsible for any Losses the Indemnitee may suffer as a result of such Third Party Claim to the full extent provided in this Section 6. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnitee agrees to reasonably cooperate in such defense so long as the Indemnitee is not materially prejudiced thereby. Notwithstanding the foregoing, the Seller shall have the right to direct the Buyers not to contest or to cease contesting a Third Party Claim or Unknown Liability and to direct the Buyers to pay the same, if either the then remaining Deductible Amount shall be sufficient to cover such Third Party Claim or Unknown Liability or the Seller pays the amount by which the Third Party Claim or Unknown Liability exceeds the then remaining Deductible Amount. If either Buyer pays any Unknown Liability in violation of the foregoing provisions of Section 6.4, the Deductible Amount shall be reduced solely to the extent of the amount of the liability that the Seller agrees is due the third party claimant, subject only to a subsequent judicial determination of a different amount. The Seller and the Buyers agree that Buyers shall pay all Buyer Assumed Unknown Liabilities, notwithstanding any dispute between Buyers and Seller with respect to (i) the existence or amount of any indemnifiable Losses under Section 6 or
(ii) the additional amount by which the Deductible Amount may eventually be reduced by judicial determination if the next preceding sentence applies, which disputed amounts under clauses (i) and (ii) shall not reduce the Deductible Amount until the actual amount thereof shall have been agreed upon or judicially determined.

     6.5. No Circularity of Limitations. In the event that an Indemnitee claims that an Indemnifying Party has breached its obligations to make any payment under this Section 6, the time and monetary limitations contained herein shall be inapplicable to resolution of such claim for payment (but such limitations shall be operative as provided herein to determination of the underlying claim).

     6.6. The Seller and each of the Buyers hereby waive any insurer's right of subrogation under this Agreement except solely to the extent that such waiver would result in a limitation or termination of coverage under any policy.

     6.7. Letter of Credit Support for Seller's Indemnification.

          6.7.1. Initial Letter of Credit. To provide credit support for the Seller's indemnification obligations under this Section 6, the Seller will deliver to Buyers at the Closing a 364-day letter of credit in the form of
     Exhibit 6.8 hereto (the "Letter of Credit") issued by Royal Bank of Canada (the "Bank") in the amount of $2,100,000 in Canadian dollars. In the event that either Buyer has made one or more L/C Claims (as defined below) under this Section 6 against the Seller which L/C Claim remains outstanding on the third business day next preceding the stated expiration date of the Letter of Credit and a Qualifying Replacement Letter of Credit (as defined below) has not been issued to Buyers on or prior to the third business day next preceding the stated expiration date of the Letter of Credit, Buyers will be entitled to instruct the Bank in accordance with the provisions of Exhibit C of the Letter of Credit to pay the aggregate amount of the Estimated Net L/C Claim (as defined below) or, if the same shall not have been timely determined pursuant to Section 6.7.2, subject to Section 6.7.3.(d), the aggregate amount of the L/C Claims (as defined below) less the Deductible Amount, if applicable, up to the amount then available for drawing under the Letter of Credit, to the Escrow Agent specified in said Exhibit C, for deposit in the Escrow Fund contemplated by the Escrow Agreement dated of even date herewith among Seller, Buyers and Lapointe Rosenstein and Goodman Phillips & Vineberg, acting jointly as Escrow Agent (the "Escrow Agreement"). Seller shall have the right, at any time, to substitute the Letter of Credit with another letter of credit substantially in the form of, and on the same terms as, the Letter of Credit, such substitute letter of credit to be issued by General Electric Credit Corporation (or an affiliate thereof) or Wells Fargo or any other United States financial institution of comparable credit standing. Buyers agree that if such substitution is requested by Seller, Buyers shall surrender the Letter of Credit to Seller upon delivery to either of them of such substitute letter of credit (which substitute letter of credit shall be deemed to be the "Letter of Credit" for all purposes hereof).

     6.7.1.1. "Qualifying Replacement Letter of Credit" means a 364-day letter of credit substantially in the form of the Letter of Credit (except as provided in the last sentence of this definition), issued by the Bank or another Canadian financial institution reasonably satisfactory to ICON, and with a face amount, upon initial issuance thereof and subject to the provisions of Section 6.7.3(c), equal to the lesser of (i) the amount available for drawing on the Letter of Credit immediately prior to the expiration thereof, and (ii) (A) the aggregate amount of the Estimated Net L/C Claim or (B) if the amount of the Estimated Net L/C Claim shall not have been determined pursuant to Section 6.7.2 at the time of issuance, the aggregate amount of the L/C Claims less the Deductible Amount, if applicable. The Qualifying Replacement Letter of Credit shall provide that it may not be drawn upon for any reason or in any amount except for payment of such of the L/C Claims that may become due and payable.

     6.7.1.2. "L/C Claim" means any Claim made by either Buyer against the Seller under this Section 6 if, but only if, such Claim is made prior to the tenth business day next preceding the stated expiration date of the Letter of Credit (without giving effect to any extension or renewal thereof), by written notice (given to the Seller by registered mail, return receipt requested) specifying the nature and amount of, and the reasons for, the Claim in reasonable detail, and further specifying that such notice is given pursuant to this Section 6.7.1.

     6.7.1.3. "L/C Set-Off Claim" means any claim made by the Seller against either or both Buyers under this Section 6 if, but only if, such Claim is made prior to the tenth business day next preceding the stated expiration date of the Letter of Credit (without giving effect to any extension or renewal thereof), by written notice (given to either Buyer by registered mail, return receipt requested) specifying the nature and amount of, and the reasons for, such Claim in reasonable detail, and further specifying that such notice is given pursuant to this Section 6.7.1.

     6.7.2. Determination of Estimated Net L/C Claim. In the event the Seller disputes the amount or nature of any L/C Claim presented by either Buyer to the Seller or either Buyer disputes the amount or nature of any L/C Set-Off Claim presented to either Buyer by the Seller, the Estimated Net L/C Claim will be determined as follows: at least 60 business days prior to the stated expiration date of the Letter of Credit, the Seller and the Buyers will agree upon a neutral arbitrator who shall be a retired judge of the New York State Supreme Court or the United States District Court for the Southern District of New York, who then resides in the New York metropolitan area (the "Arbitrator"), provided that if the Seller and the Buyers shall not have agreed upon the Arbitrator at least 45 business days prior to the stated expiration date of the Letter of Credit, then either Seller or Buyers shall have the right to refer the selection of the Arbitrator to JAMS, and such selection by JAMS shall be binding on Seller and Buyers. The Seller and the Buyers will make available to the Arbitrator on a confidential basis, not later than the tenth business day next preceding the stated expiration date of the Letter of Credit, any facts or data with respect to all L/C Claims and L/C Set-Off Claims as may be requested by the Arbitrator to reach an informed decision, and shall give each other and the Arbitrator their written respective estimate of the Estimated Net L/C Claim. On the fourth business day next preceding the stated expiration date of the Letter of Credit, the Arbitrator shall announce to all parties such Arbitrator's determination (which shall not be binding on the parties and shall not be admissible as evidence in any suit or proceeding) of the aggregate amount by which either (a) the L/C Claims, less the Deductible Amount, if applicable, exceed the aggregate amount of the L/C Set-Off Claims (the amount of such excess, the "Estimated Net L/C Claim"), or (b) the L/C Set-off Claims exceed the aggregate amount of the L/C Claims, less the Deductible Amount (the amount of such excess, the "Seller Credit Amount").

     6.7.3.  Letter of Credit Covenants.

     (a) Each Buyer hereby covenants not to attempt to draw, or to draw, on the Qualifying Replacement Letter of Credit on account of any Claims it may have against the Seller or its Affiliates, other than the L/C Claims.

     (b) Each Buyer hereby covenants and agrees that no funds held in or constituting part of the Escrow Fund (as defined in the Escrow Agreement) shall be used to pay any Claim it may have against the Seller or its Affiliates, other than L/C Claims.

     (c) If the procedures set forth in Section 6.7.2 are not completed prior to the third business day next preceding the stated expiration date of the Letter of Credit and a Qualified Replacement Letter of Credit is issued and delivered in accordance with Section 6.7.1, then if the Estimated Net L/C Claim subsequently determined in accordance with such procedures is less than the amount then available for drawing on the Qualifying Replacement Letter of Credit, then Buyers covenant and agree that they shall immediately join the Seller in instructing the issuer of the Qualifying Replacement Letter of Credit to reduce the face amount of said letter of credit to an amount equal to the Estimated Net L/C Claim, and the Buyers covenant to surrender the Qualifying Replacement Letter of Credit to permit such reduction to be effected.

     (d) If the procedures set forth in Section 6.7.2 are completed after the funds available for drawing on the Letter of Credit have been deposited in the Escrow Fund under the Escrow Agreement, and the Estimated Net L/C Claim is less than the amount of the Escrow Fund, then Buyers covenant and agree that they shall immediately join the Seller in instructing the Escrow Agent under the Escrow Agreement to release to the Seller the amount of the excess of the Escrow Fund over the Estimated Net L/C Claim.

     6.7.4. Payment of Arbitrator Fees and Interest. If the Arbitrator determines that the Estimated Net L/C Claim is an amount more than 10% below the amount of the Estimated Net L/C Claim proposed by Buyers provided pursuant to
Section 6.7.2, then Buyers, jointly and severally, shall be liable for the Arbitrator's fees and expenses and shall pay to the Seller an amount equal to interest at the rate of 12% per annum on the amount by which the Escrow Fund or the face amount of the Qualifying Replacement Letter of Credit, as applicable, exceeds the Estimated Net L/C Claim as determined by the Arbitrator for the period commencing on the stated expiration date of the Letter of Credit and ending on the date on which the actions set forth in Section 6.7.3(c) or (d), as applicable, are taken. If the Estimated Net L/C Claim as determined by the Arbitrator is more than 10% above the Seller's estimate of the same provided pursuant to Section 6.7.2, then the Seller shall pay the fees and expenses of the Arbitrator. If neither of the foregoing sentences applies, the Buyers (jointly and severally) and the Seller shall each pay one-half of the Arbitrator's fees and expenses.

7. DEFINITIONS. For purposes of this Agreement, accounting terms used herein and not otherwise defined herein are used herein as defined by Generally Accepted Accounting Principles. In addition, the following terms shall have the following meanings:

     7.1. Deductible Amount. The term "Deductible Amount" shall mean U.S. $500,000 less the sum, without duplication, of (a) the aggregate dollar amount of the Losses, if any, actually incurred or suffered by either Buyer or their respective Affiliates prior to the date of determination as to which Losses a claim shall have been timely made under Section 6.2.1 and which Losses shall be otherwise entitled to indemnification under Section 6 hereof (determined without regard to Section 6.3.1), plus (b) the aggregate dollar amount of the
                                  ----
Unknown Liabilities, if any, actually paid by either Buyer prior to such date of determination.

     7.2. Generally Accepted Accounting Principles. The term "Generally Accepted Accounting Principles" shall mean Canadian generally accepted accounting principles, as of the date hereof.

     7.3. Option Assets. The term Option Assets shall mean (i) all inventory, equipment and fixed assets owned by CANCO, (ii) all rights relating to or arising as a result of prepaid expenses as of the Closing, but excluding such rights relating to or arising as a result of payment of any prepaid expenses with respect to insurance policies of the type and nature covering claims made against Seller prior to the Closing or as a result of events or shipments of products which occurred prior to the Assumed Closing Date, and
(iii) the Transferred Contracts and the Leases. The term "Option Assets" excludes cash, cash equivalents and accounts receivables.

8.   EMPLOYEES.

     8.1.  Hiring Employees.  One of the Buyers shall offer employment effective as of the Assumed Closing Date and on the same terms and conditions as currently exist (including salaries, benefits and severance terms reflecting, in each case, such employees' years of employment with Seller or its predecessor entities) to all of CANCO's employees and CANCO hereby agrees to cooperate in good faith with Buyers to effectuate the hiring of such employees. Such terms and conditions as currently exist are set forth on Schedule 8.1.
                                                   ------------

     8.2. Third Party Beneficiaries. Each Buyer hereby expressly acknowledges that the employees listed in Schedule 8.2 are intended as third
                                          ------------
party beneficiaries of the provisions of Section 8.2 of this Agreement.

9.   GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER.

     9.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     9.2. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 11 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 11 hereof does not constitute good and sufficient service of process. The provisions of this Section 9.2 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

     9.3. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 9.3 with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

     9.4. Reliance. Each of the parties hereto acknowledges that he or it has been informed by each other party that the provisions of this Section 9 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

10.  MISCELLANEOUS.

     10.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions, and all prior written agreements and other writings, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by either Buyer, by both Buyers, and (ii) in the case of a waiver by the Seller, by the Seller.

     10.2. Amendment or Modification, etc. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by each Buyer and Seller. Any written amendment, modification or waiver executed by each Buyer and the Seller shall be binding upon each Buyer and the Seller.

     10.3. Survival, etc. All representations, warranties, covenants and agreements made by or on behalf of any party hereto in this Agreement (including without limitation the Schedules hereto), or pursuant to any document, certificate, financial statement or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material, of independent significance and relied upon by the parties hereto, notwithstanding any investigation made by or on behalf of any of the parties hereto or any opportunity therefor or any actual or constructive knowledge thereby obtained, and shall survive the execution and delivery of this Agreement and the Closing, as provided herein.

     10.4. Further Assurances. The Seller and each Buyer agree that from time to time, that they will do, execute, acknowledge or deliver, and cause to be done, executed, acknowledged or delivered, all such further acts deeds, assignments, transfers, conveyances, powers of attorney, notarial transfer deeds or assurances as may reasonably requested by the other to consummate the transactions contemplated hereby.

     10.5. No Third Parties. Except as set forth in Section 6 and 8.2 hereof, neither this Agreement nor any provision set forth herein is intended to, or will, create any rights in or confer any benefits upon any person other than the parties hereto and their respective successors and permitted assigns.

     10.6. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. This Agreement shall be deemed to express the mutual intent of the parties, and no rule of strict construction shall be applied against any party.

     10.7. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted by applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     10.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     10.9. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which such transferees, successors and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no party may transfer any
                          --------  -------
of its rights or obligations hereunder without the consent of each Buyer and the Seller; except that (a) each Buyer and the Seller and any permitted transferee thereof may assign its rights and obligations hereunder, in whole or in part, to any entity which is controlled by or under common control with such Buyer or Seller, provided ICON (in the case of such Buyer) or the Seller (in the case of the Seller) guarantees all obligations hereunder of any such transferee, (b) each Buyer and any permitted transferee thereof may transfer any of its rights hereunder, to General Electric Capital Corporation or any other institutional lender and their respective successors for security purposes (and the Seller acknowledges the assignment of the indemnities of the Seller hereunder to General Electric Capital Corporation, as Agent, for security purposes), and (c) the Seller and any permitted transferee thereof may transfer any of its rights hereunder to General Electric Capital Corporation or any other institutional lender and their respective successors for security purposes, and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder. Except as expressly provided herein in Sections 2, 6 and 8 hereof, this Agreement shall not confer any right or remedy upon any Person other than the parties and their respective transferees, successors and assigns. A merger shall not constitute a transfer or assignment for purposes of this
Section 10.9.

     10.10. Settlement, etc. This Agreement is one of the documents contemplated by the Settlement Agreement entered into between and among the Buyers, the Seller and certain other parties of even date herewith. For the avoidance of doubt, the parties acknowledge and agree that the Seller is not assigning to Buyers, and the Buyers are not assuming from the Seller the following agreements which shall not be a part of the Option Assets: (i) this Agreement, (ii) the Settlement Agreement, (iii) any agreement between the Seller and any Affiliates of the Seller, and (iv) agreements involving the parties and their Affiliates entered into (a) in connection with the closing under and the transactions contemplated by the Master Transaction Agreement, and (b) in connection with the closing under and the transactions contemplated by Settlement Agreement.

     10.11. French Language. The parties acknowledge that they have requested this agreement and all ancillary documents to be drawn up in English language only. Les parties reconnaissent avoir exige que cette convention ainsi que tous les documents y afferents soient rediges en anglais seulement.

11.  NOTICES.

     Any notices or other communications required or permitted hereunder shall be effective if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

     If to Seller,
     to it at:

                                   c/o Weider Sports Equipment Co., Ltd.
                                   2875 Bates Road
                                   Montreal, Quebec H35 1B7
                                   Telecopy No.:
                                   Attention:  Chief Executive Officer

     With a copy to:

                                   Weider Health & Fitness
                                   21100 Erwin Street
                                   Woodland Hills, California 91637-3772
                                   Telecopy No.:  (818) 999-6598
                                   Attention:  General Counsel

                                   and

                                   Latham & Watkins
                                   885 Third Avenue
                                   New York, New York 10022
                                   Telecopy No.:  (212) 751-4864
                                   Attention:  Roger Kimmel

     If to ICON or ICON Canada,
     to it at:

                                   ICON Health & Fitness, Inc.
                                   1500 South 1000 West
                                   Logan, Utah 84321
                                   Telecopy No.:  (801) 750-5238
                                   Attention:  Chief Executive Officer

     With a copy to:

                              ICON Health & Fitness, Inc.
                              1500 South 1000 West
                              Logan, Utah 84321
                              Telecopy No.:  (801) 750-5238
                              Attention:  General Counsel

                              and

                              Ropes & Gray
                              One International Place
                              Boston, Massachusetts 02110
                              Telecopy No.:  (617) 951-7050
                              Attention:  R. Newcomb Stillwell

If to Mr. Watterson or
Mr. Stevenson, to him at:

                              ICON Health & Fitness, Inc.
                              1500 South 1000 West
                              Logan, Utah 84321
                              Telecopy No.:  (801) 750-5238
                              Attention:  General Counsel

     With a copy to:

                              Charles W. Robins
                              Hutchins, Wheeler & Dittmar
                              101 Federal Street
                              Boston, MA  02210
                              Telecopy No.:  (617) 951-1295

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally, (b) two business days after being sent by Federal Express, if sent by Federal Express,
(c) one business day after being delivered, if delivered by telecopier with confirmation of good transmission, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.





ICON:                           ICON HEALTH & FITNESS, INC.


                                By: [SIGNATURE APPEARS HERE]
                                   --------------------------------
                                    Title: Secretary


ICON CANADA:                    ICON OF CANADA, INC.


                                By: [SIGNATURE APPEARS HERE]
                                   --------------------------------
                                    Title: Secretary

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.


SELLER                          ALLFITNESS INC.

                                By:_________________________________________
                                   Title:



ICON:                           ICON HEALTH & FITNESS, INC.

                                By:_________________________________________
                                   Title:



ICON CANADA:                    ICON OF CANADA, INC.

                                By:_________________________________________
                                   Title:


MANAGEMENT:                        /s/ Scott R. Watterson
                                   -----------------------------------------
                                   Scott R. Watterson, solely with respect
                                   to Sections 2 and 9 of this Agreement.


                                   /s/ Gary E. Stevenson
                                   -----------------------------------------
                                   Gary E. Stevenson, solely with respect
                                   to Sections 2 and 9 of this Agreement.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto set their hands under seal, as of the date first written above.


       SELLER:                      ALLFITNESS, INC.

                                    By [SIGNATURE APPEARS HERE]
                                      ---------------------------------
                                      Title: